[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.35

MASTER SERVICES AGREEMENT

between

SAMSUNG BIOLOGICS CO., LTD.

and

FIBROGEN, INC.

211058746 v8

EXECUTION COPY

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “MSA”) is entered into as of the date of the last signature below, and is effective as of October 30, 2020 (the “Effective Date”) by and between FibroGen, Inc., a Delaware corporation having its principal place of business at 409 Illinois Street, San Francisco, California, USA 94158 (“Client”), and Samsung Biologics Co., Ltd., a company with offices at [*] (“SBL”).  Client and SBL are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Client and SBL entered into the binding Technology Transfer Agreement with effective date September 18, 2020 (“TTA”); and

WHEREAS, Client and SBL wish to enter into a business relationship whereby SBL will provide Client with certain biologics manufacturing and/or development services, as contemplated by the TTA.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and for other valuable consideration, the Parties agree as follows:

SECTION 1      DEFINITIONS

Each of the following capitalized terms as used in this MSA, whether in the singular or plural, shall have the respective meanings set forth below.

1.1	“Acceptance” means the completion of the Acceptance Procedure by Client.

1.2

“Acceptance Procedure” means Client’s Quality Assurance review, if applicable, and approval of SBL’s Batch Related Documents, Certificate of Analysis, and Certificate of Compliance according to the applicable cGMP rules, regulations, standards, procedures, and QAA requirements, which typically commences following SBL’s Release of a Batch to the Client.

1.3	“Affected Party” is defined in Section 17.3.

1.4

“Affiliate” means any corporation, company, partnership or other entity which directly or indirectly, controls, is controlled by or is under common control with a Party hereto.  For purposes of this definition, a corporation or other entity shall be regarded as controlling another corporation or other entity if it owns or directly or indirectly controls more than [*] of the voting stock or other ownership interest of the corporation or other entity, or if possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than [*] of the members of the governing body of the corporation or other entity.

1.5	“Applicable Laws” means any and all applicable laws, rules, regulations, regulatory authority guidance standards of any jurisdiction which are applicable to the Services in this MSA or any PSAs

REF: 00038830.0	3.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

that may be in effect from time to time, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, directions, directives and orders of any Regulatory Authority, statutory authority, stock exchange, securities regulatory agency, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.6

“Background IP” means any Intellectual Property related to a Product and/or its use, or the Manufacture of such Product, in each case, which is owned and/or controlled by a Party prior to the PSA Effective Date for such Product or developed or obtained by such Party outside of or not relating to the performance of this MSA and any PSA, and without use of any Confidential Information or Intellectual Property of the other Party.

1.7	“Batch” means the quantity of Product Manufactured by SBL which results from a single run of the applicable Manufacturing Process.

1.8	“Batch Record” is defined in the applicable QAA.

1.9	“Batch Related Documents” means Manufacturing Documentation in support of the SBL’s Release of a Product.

1.10	“Binding Year” shall be defined in the applicable PSA.

1.11	[*].

1.12	“Cell Line” means [*].

1.13	“Certificate of Analysis” is defined in the applicable QAA.

1.14	“Certificate of Compliance” is defined in the applicable QAA.

1.15	“Change” is defined in Section 6.1.

1.16	“Client” is defined in the preamble.

1.17

“Client Materials” means Client reagents and other materials supplied by Client or its third party supplier to be used in the Service hereunder, as each is further defined in the PSA and/or applicable QAA.  In the case of a Drug Product PSA, Client Materials shall also include Drug Substance and/or other active pharmaceutical ingredients, which may or may not be Manufactured by SBL.

1.18	“Client Technology” means know-how, technology, research and other information of Client relating to the Client Materials, Manufacturing Process, including analytical methods, quality control

REF: 00038830.0	4.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

analysis, specifications, transportation and storage requirements, provided by Client to SBL in connection with this MSA and applicable PSA.

1.19	“[*]” has the meaning set forth in the PSA.

1.20

“Clinical Product” means a Drug Substance or Drug Product which is Manufactured by SBL pursuant to a PSA and which is to be used by Client in a research study or studies that prospectively assigns human participants or groups of humans to one or more health-related interventions to evaluate the effects on health outcomes.

1.21

“Commercial Product” means a Drug Substance or Drug Product which is Manufactured by SBL which is intended for commercial sale and use by humans and for importation or exportation into countries or regions designated in each PSA.

1.22

“Commercially Reasonable Efforts” means with respect to an activity to be carried out by a Party pursuant to this MSA, the carrying out of such activity in a diligent manner, and using efforts and resources comparable to the efforts and resources commonly used in the contract manufacturing of biologics (in the case of SBL) or in the biopharmaceutical industry (in the case of Client) by companies with resources and expertise similar to those of such Party. “Commercially Reasonable Efforts” requires prompt assignment of responsibility for such task or activity to specific qualified employee(s) and allocation of resources designed to advance progress with respect to such task or activity but does not require the taking of actions (i) [*], (ii) [*], or (iii) [*].

1.23	“Critical Raw Materials”, “Customized or Dedicated Raw Materials” and “Other Raw Materials” shall be defined on a per-Product basis by the Core Team pursuant to 5.3.1.

1.24

“Confidential Information” means any confidential, trade secret or proprietary data, know-how and other information, whether technical or non-technical, of one Party that is disclosed by that Party (hereinafter the “Disclosing Party”) or otherwise becomes known to the other Party (hereinafter the “Receiving Party”) either under the Mutual Confidential Disclosure Agreement by and between the Parties, dated as of September 3, 2015 as amended, or hereunder in connection with this MSA or any PSA or QAA, regardless of form or manner of disclosure, i.e., whether disclosed in writing, in electric file or format or in other tangible manner, or orally, visually or in other intangible manner. Notwithstanding the foregoing, [*].

1.25

“Core Manufacturing Services” shall mean the Services that range from storage of cell bank vials, manufacturing of Drug Substance and preparation of the final Drug Product, as well as storage of intermediates of Drug Substance and Drug Product. [*]. [*].

1.26	“Core Team” is defined in Section 3.3.1.

REF: 00038830.0	5.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

1.27

“Current Good Manufacturing Practices” or “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Regulatory Authority, including as promulgated under and in accordance with (i) the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210, 211, 600, 601 and 610, (ii) relevant EU legislation, including European Directive 2003/94/EC or national implementations of that Directive, (iii) relevant guidelines, including the EU Guidelines for Good Manufacturing Practices for Medicinal Products (Eudralex Vol. 4 and Annexes thereto), (iv) International Conference on Harmonization Good Manufacturing Practice Guide for Active Pharmaceuticals Ingredients and (v) and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the development, manufacture or commercialization of the Product, as applicable, in each case as in effect as of the date such manufacturing for the Product are or were conducted.

1.28	“Damages” means any damages, costs, expenses, fines, penalties (including reasonable attorneys’ fees and costs), losses and liabilities.

1.29	“Dispute” is defined in Section 16.1.

1.30	“Drug Product” means a finished or intermediate dosage form that contains a Drug Substance, generally, but not necessarily, in association with one or more other ingredients.

1.31

“Drug Substance” means an active ingredient specified in the relevant PSA that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment or prevention of disease or to affect the structure or any function of the human body, but does not include intermediates used in the synthesis of such ingredient.

1.32	“Effective Date” is defined in the preamble.

1.33	“EMA” means the European Medicines Agency, or any successor agency.

1.34	“Engineering Batch” means a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Facility, and may be conducted under cGMP.

1.35	“Facility” means one or more of the manufacturing facilities of SBL where the Services shall be performed, located [*].

1.36	“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.37	“Firm Period” means the portion of a forecast that is binding on both Parties as defined pursuant to the applicable PSA.

1.38	“Force Majeure Event” is defined in Section 17.3.

REF: 00038830.0	6.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

1.39	“Implementation Plan and Budget” is defined in Section 6.2(b).

1.40	“Indemnified Party” is defined in Section 13.3.

1.41	“Indemnifying Party” is defined in Section 13.3.

1.42

“Intellectual Property” means (i) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, restorations, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (ii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works; (iii) trade secrets, technology, developments, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (iv) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, Internet domain names, and all goodwill associated therewith; and (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.

1.43	“Invention” is defined in Section 11.3.

1.44	“Joint Steering Committee” or “JSC” is defined in Section 3.2.1.

1.45

“Manufacturing” or to “Manufacture” means the manufacturing of the Product, and any services relating to such manufacturing, including, but not limited to, testing, quality control, documentation, archiving, and packaging, and up to release of the Product, to be performed by SBL at the Facility under the MSA and any applicable PSA.

1.46

“Manufacturing Documentation” means with respect to a given Product, the data acquired and generated, documents and records describing or otherwise related to the Manufacturing Process including, without limitation: documents and records consisting of or containing process descriptions, requirements and specifications; Client Materials and Specifications; analytical methods, process trend and variability data; validations protocols and reports; process development reports; Master Batch Record, executed Batch Records; Batch Related Documents, Product specific SOPs, final

REF: 00038830.0	7.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

Product and stability quality control testing (including all raw data), quality assurance, validation, storage and shipping.

1.47

“Manufacturing Process” means, with respect to a given Product, the mutually agreed production process and analytical methods for the Manufacturing of the Product pursuant to the applicable PSA, as summarily described in the applicable QAA and as described in the Manufacturing Documentation, as such process may be changed from time to time in accordance with the MSA.

1.48

“Master Batch Record” means a document that is approved by Client and contains processing instructions (such as the detailed step, in-process controls, raw materials, ranges, etc.) for the Manufacture of the Product to ensure uniformity from batch to batch. A terminology of Manufacturing Batch Record can be used when Master Batch Record (MBR) is issued for the batch execution.

1.49	“Non-Affected Party” is defined in Section 17.3.

1.50

“Non-Conforming Product” means a Batch of Product that fails to conform to the Specifications, cGMP (if applicable), and/or other mutually agreed upon written express requirements for SBL to follow under the applicable PSA and the applicable QAA.

1.51	[*].

1.52	“Party” and “Parties” is defined in the preamble.

1.53	“Pilot Batch” means a Batch of Product designated as a pilot Batch which shall not comply with cGMP and is not required to meet the Specifications.

1.54

“Pre-Approval Inspection” or “PAI” means an on-site inspection of the Facility by the Regulatory Authority prior to granting the Regulatory Approval for a Commercial Product as required by various Regulatory Authorities to ensure that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.

1.55

“Process Validation Batch” means a Batch of Commercial Product produced from a process validation (process performance qualification, or PPQ) run conducted by SBL hereunder to (i) demonstrate and document the consistency and reproducibility of the Manufacturing Process at the Facility, and (ii) support the Regulatory Approval of both the Product Manufactured and the Manufacturing Process at the Facility.

1.56	“Product” means Clinical Product or Commercial Product (whether bulk Drug Substance or Drug Product) to be Manufactured by SBL pursuant to this MSA and any applicable PSA.

1.57	“Product Purchase Commitment” is defined in Section 5.7.

REF: 00038830.0	8.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

1.58	“Product Specific Agreement” or “PSA” is defined in Section 2.1.

1.59	“Project Management Team Leader” is defined in Section 3.3.2.

1.60	“PSA Effective Date” means the effective date of any PSA governed by this MSA.

1.61	“Purchase Order” is defined in Section 5.6.

1.62

“Quality Agreement” or “QAA” means that certain quality agreement that governs the responsibilities related to quality systems and quality requirements for the Product(s) Manufactured hereunder, including quality control, testing and release of such Product(s) at the Facility entered into by the Parties.

1.63	[*].
1.64	“Quarter” means each period of three (3) consecutive calendar months beginning on January 1, April 1, July 1, or October 1.

1.65

“Raw Materials” means those materials that are used in the Services, including, but not limited to, chemicals, reagents, filters, excipients, disposable consumables, and secondary packaging materials. Raw Materials exclude the Client Materials.

1.66	“Reference Standards” means standard materials prepared by Client and/or SBL in accordance with the applicable QAA.

1.67

“Regulatory Approval” means all approvals, licenses, registrations or authorizations thereof of any national, regional, state or local regulatory agency, department, bureau or other governmental entity in any jurisdiction where the Product is marketed or intended to be marketed, necessary for the manufacture and sale of the Product, which manufacturing includes the Manufacturing of the Products at the Facility.

1.68

“Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction responsible for granting the Regulatory Approval.

1.69	“SBL Assignable Error” means [*].

1.70

“SBL’s Release” means SBL’s release of Product to Client based on testing and manufacturing conformance with Applicable Laws and cGMPs (as per the Certificate of Compliance), the Process Description, the QAA, the Master Batch Record (MBR) and the Specifications (as documented on the Certificate of Analysis).

REF: 00038830.0	9.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

1.71	“Service” or “Services” is defined in Section 2.1.

1.72	“Service Fee” is defined in Section 9.1.

1.73

“Specification(s)” means the criteria for the Products, Client Materials, or Raw Materials, as the case may be, which details are provided in documentation as reviewed and approved in writing by the Parties.

1.74

“Standard Operating Procedure(s)” or “SOP(s)” means the standard operating procedures established by and mutually agreed upon by the Parties regarding the Manufacturing Process, and any other SBL standard operating procedures that are used in the performance of Services under the MSA or any PSA.

1.75	[*].
1.76

“Technology Transfer” means the activities by the Parties necessary to Manufacture the Product for Client at the Facility and may include: (i) transfer of the Client Technology and Client Material from Client to SBL; (ii) implementation of the Manufacturing Process at the Facility, including establishing a small scale Manufacturing Process model at SBL; (iii) Manufacturing Process fit activities, including required small- and large-scale process development and validation work as allocated between the Parties to SBL and process engineering required to modify / equip, qualify and validate the Facility for the Manufacturing of the Commercial Product; (iv) stability testing, if applicable, for the Product required for licensure; (v) comparability testing to the appropriate reference product, and (vi) regulatory support for Regulatory Approvals.

1.77	“Term” is defined in Section 15.1.

1.78	“Warehouse” means SBL’s warehouse for storage of the Product located at [*].

SECTION 2      RELATED AGREEMENTS AND EXHIBITS

2.1

Product Specific Agreements.  Pursuant to one or more Product specific agreements entered into and mutually agreed from time to time by duly authorized representatives of the Parties (“Product Specific Agreements” or “PSAs”), SBL will perform Manufacturing Services for Client as specified in such PSAs and in accordance with the terms and conditions of this MSA (“Services”).  Each PSA shall refer to this MSA and contain as applicable (i) a high level scope of work of the Services to be performed under such PSA which describes key activities, (ii) the Product for which SBL will perform such Services for Client, (iii) a description of the Cell Line; (iv) fees to be paid to SBL by Client for such Services with a general timing plan for invoicing and a more detailed plan to be provided where appropriate, (v) if such Services pertain to the Manufacture of the Product, the number of Batches of Product to be manufactured by SBL and delivered to Client and the

REF: 00038830.0	10.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

Specifications, (vi) any other deliverables, (vii) the Facility where such Services are to be performed, and (viii) the Regulatory Approvals to be obtained by the Parties. [*].

2.2

Quality Agreement (QAA).  The Parties shall agree upon and finalize a Quality Agreement within a reasonable period time after the execution of each PSA, and such PSA and Quality Agreement shall be incorporated into this MSA.  The Quality Agreement may be amended from time to time, subject to the JSC’s approval followed by the Parties’ written agreement pursuant to Section 17.10 (if applicable).

2.3

Order of Precedence. The Services shall be governed by the terms and conditions of this MSA, the applicable PSA, and any applicable Quality Agreement. In the event of a conflict between a Quality Agreement and either any provision of this MSA or any PSA, the MSA or PSA, respectively, shall control except with respect to Product quality terms, in which case, the Quality Agreement will control. In the event of a conflict between any provision of this MSA and the PSA, this MSA shall control, provided that the PSA shall control solely to the extent the PSA expressly states the Parties’ intent to control as to a specific provision.

SECTION 3      MANAGEMENT OF SERVICE

3.1

General.  Each Party will be responsible for its internal decision-making process and for reasonably informing the other Party of its decisions affecting the Services in a regular and timely manner. Without limiting the foregoing, the Parties shall establish the joint committees or teams set forth herein to advise the Parties on certain matters including, without limitation, the Facility modification, the Technology Transfer, and optimization of the Manufacturing operations relating to the Product.

3.2	Joint Steering Committee.

3.2.1

Formation and Composition.  A joint steering committee will be formed for the Product (the “Joint Steering Committee” or “JSC”) if the Parties mutually agree that such JSC is necessary.  The JSC will be a cross-functional committee composed of an equal number of representatives appointed by each of Client and SBL with each of Client and SBL having [*], and with [*] from each of Client and SBL having oversight for quality activities, and with [*] from each of Client and SBL having oversight for manufacturing and supply chain activities, including the transfer and implementation of the Manufacturing Process at the Facility. Either Party may replace any or all of its representatives at any time by providing notice, in writing, of such replacement to the other Party. Each JSC representative (and any replacement therefor) shall have appropriate seniority, knowledge and experience to appropriately carry out its responsibilities on the JSC.

3.2.2

Responsibilities.  The JSC shall (i) establish and oversee the governance structure for the Services, including the formation of the subcommittees herein; (ii) monitor any Facility modification and the Technology Transfer and Manufacturing strategy for the Product at the Facility, including strategies for the Regulatory Approval of the Facility to Manufacture the

REF: 00038830.0	11.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

Product; (iii) provide strategic guidance to the Core Team; (iv) conduct high level project stage reviews with the Core Team at appropriate milestones or completion of key deliverables or a specified sequence of events to review and approve key deliverables and evaluate the Core Team’s progress and performance, all in order to ensure that the Services are being implemented appropriately; (v) advise on and/or resolve business, manufacturing, supply chain, quality, regulatory or other issues unresolved at the Core Team level, including discussing any [*]; (vi) review and recommend for approval by the Parties any changes to the MSA or the applicable PSA; (vii) review and approve changes to the Services, Specifications, analytical methods, the Manufacturing Process, the Facility or equipment as escalated to the JSC by the Core Team or by a Party pursuant to Section 3.6 below; (viii) review completion of the Services; (ix) seek to settle Disputes unresolved by a subcommittee; and (x) perform such other functions as appropriate to further the purposes of the MSA as determined in writing by the Parties.

3.3	Core Team.

3.3.1

Formation and Composition. A core team for that Product (the “Core Team”) will be formed.  The Core Team shall be composed of an equal number of representatives from each of SBL and Client, with [*] appointed by each of Client and SBL. Such representatives will include the Project Management Team Leaders of Client and SBL as well as their representatives from manufacturing, technical operations, supply chain, quality assurance, quality control, regulatory affairs or other individuals with expertise and responsibilities for those functions required to execute the Facility modification, the Technology Transfer and Manufacturing.  Either Party may replace any or all of its representatives at any time by providing notice, in writing, of such replacement to the other Party.  Each Core Team representative (and any replacement therefor) shall have appropriate seniority, knowledge and experience to appropriately carry out its responsibilities on the Core Team.

3.3.2

Appointment of Project Management Team Leader.  Each Party shall appoint a project management team leader (each, a “Project Management Team Leader”) to act as the primary contact for such Party in connection with matters related to the Service. The Project Management Team Leaders, unless otherwise mutually agreed by the Parties, shall serve as the leaders of the Core Team. A Party may replace its Project Management Team Leader at any time and from time to time for any reason by providing notice, in writing, of such replacement to the other Party.

3.3.3

Responsibilities.  The Core Team shall (i) monitor, review and manage the Services according to the MSA and applicable PSA; (ii) conduct project stage reviews with the JSC at appropriate milestones or completion of key deliverables or a specified sequence of events to review key deliverables and its progress and performance against plans; (iii) develop a change management process to identify, review and recommend to the JSC any changes in the project scope, time, fee or risk that are likely to be material to the Services; (iv) investigate and resolve business, manufacturing, supply chain, quality, regulatory or other issues arising during the Service, including any [*]; (v) review and escalate to the JSC, as needed, changes to the

REF: 00038830.0	12.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

applicable QAA; (vi) review and recommend to the JSC changes to the Services, Specifications, analytical methods, the Manufacturing Process, the Facility or equipment; (vii) coordinate the activities of the Parties relating to the Services hereunder, including but not limited to: managing the technical operations and quality aspects of routine manufacturing, conducting Product testing technical operations and quality aspects of routine manufacturing, conducting Product testing and release, and managing supply chain activities including shipping and delivery logistics; (viii) report periodically on operation and quality progress and performance; and (ix) perform such other tasks and undertake such other responsibilities as may be specifically delegated to the Core Team by mutual written agreement of the Parties.

3.4	Meetings.

3.4.1

JSC.The JSC shall meet by audio or video teleconference, or in person, as agreed by the JSC, on [*] as agreed by the Parties, or as necessary to make determinations as required of it. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend such meetings with advance written notice to the other Party.  Either Party may request a meeting of the JSC, which shall occur as soon as reasonably necessary to address the stated purpose of the meeting. For clarity, the JSC will timely meet in a manner sufficient to address any urgent issues.

3.4.2

Core Team.The Core Team shall meet by audio or video teleconference, or in person, on a monthly basis, or as agreed by the Core Team. Any member of the Core Team may designate a substitute to attend and perform the functions of that member at any meeting of the Core Team and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend such meetings with advance written notice to the other Party. Either Party may request a meeting of the Core Team, which shall occur as soon as reasonably necessary, taking no longer than [*] to meet to address urgent issues, understanding that the issue may not be resolved within the [*], to address the stated purpose of the meeting.

3.4.3	Travel Expenses. Each Party shall be responsible for all of its own expenses of traveling to and participating in any joint committee or team meeting, including the JSC and Core Team.

3.5

Decisions.  All decisions of the JSC, the Core Team and any other joint (sub)committee or team formed under the MSA or any applicable PSA, except as expressly set forth herein, shall be made by the unanimous agreement of all of its members or their designated representatives, and shall be reflected in written meeting reports which summarily address topics discussed, delegation of work, schedules and decision of such committee or team.  Written reports of the JSC and Core Team shall be subject to approval by the authorized representatives of the Parties; provided, however, that no joint (sub)committee or team herein may amend or waive any provision of the MSA or applicable PSA, including without limitation, the financial terms set forth in Section 9. The MSA and any PSA may be amended, and any provision of the MSA or any PSA may be waived, pursuant to Section 17.10 only.

REF: 00038830.0	13.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

3.6	Disputes.

3.6.1

General.  In the event that the Core Team and any other joint (sub)committee or team formed under the MSA or any applicable PSA, is unable, despite the good faith efforts of all members, to resolve a disputed issue that is within the purview of such joint (sub)committee or team within [*] following a meeting request therefor by either Party, the disputed issue shall be referred immediately by such joint committee or team to the JSC.  If the disputed issue still cannot be resolved within [*] following such referral to the JSC, the matter shall be handled in accordance with Section 16.

3.6.2

Project Management Team Leaders.  Subject to Section 3.6.1, the Project Management Team Leaders (or their respective designee) will in good faith attempt to mutually resolve in a timely fashion any disagreement with respect to the Services hereunder which could reasonably be expected to affect the quality of the Manufacturing of the Product, including without limitation, the related management processes and operations, control of production planning and scheduling, prioritization decisions, allocation of resources, timing of in-process and release testing, oversight of auxiliary facilities (e.g., in-process tests that need to be conducted at laboratories other than those at the Facility), Facility modification, the Technology Transfer, registration and troubleshooting decisions, and any other matters relating to implementation of the Manufacturing Process and the Manufacturing of the Product hereunder.

SECTION 4      SERVICES

4.1

Services.  During the Term, in accordance with and subject to the terms and conditions set forth in this MSA, the applicable PSA, and the applicable QAA, SBL shall provide the Services to Client relating to the Product(s). SBL and Client shall at all times make Commercially Reasonable Efforts to complete the Services in accordance with the timelines set forth in the applicable PSA, except as otherwise expressly set forth in the MSA, applicable PSA, or the applicable QAA or as otherwise mutually agreed in writing by the Parties.

4.2

Compliance with Applicable Laws.  Subject to the provisions of Section 6 below, SBL shall maintain the Facility in accordance with cGMP and in such condition as will allow SBL to Manufacture the Products in accordance with the terms of the MSA and the applicable QAA.  SBL shall perform the Services under the MSA in conformance of cGMP, if applicable, any requirements of the Regulatory Authorities that shall be mutually agreed upon by the Parties, and all Applicable Laws.

4.3

Project Personnel.  SBL shall adequately staff the Facility with personnel necessary (including consultants and contractors), and with sufficient technical expertise to perform its obligations under the MSA, and who are up to date on all required trainings under SBL policy and Applicable Laws. Notwithstanding anything to the contrary herein, and in addition to the JSC and Core Team meetings

REF: 00038830.0	14.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

described in Section 3 above, Client and SBL may arrange for core project personnel to have regular meetings, which shall be by audio or video teleconference.

4.4

Subcontract.  SBL may not subcontract any portion of the Services without prior written approval from the Client, which may not be unreasonably withheld, [*]. In the event SBL subcontracts any portion of the Services, SBL shall be primarily obligated to Client for any subcontracted Services as if it were providing the Services itself.  [*].

4.5	Development and Manufacturing Site. Unless otherwise agreed by Client in writing, all Services shall be performed by SBL at the Facility.

4.6

Manufacturing Documentation.  SBL shall maintain the Manufacturing Documentation to be true and accurate, and shall keep the Manufacturing Documentation in strict confidence and shall not use the Manufacturing Documentation for any purposes other than providing or performing the Services or other obligations hereunder.  SBL shall maintain all Manufacturing Documentation for at least that period specified in the applicable QAA. Upon written request of Client and at mutually agreeable times, Client shall have the right to review [*] Manufacturing Documentation, including the executed Batch Records [*] as further defined in the applicable QAA.  Client may also [*] copies of such Manufacturing Documentation, [*]. SBL shall record and maintain such records, data, documentation and other information in the language required in the applicable QAA or as so required by a Regulatory Authority and in compliance with Applicable Laws. To the extent necessary, SBL may redact or withhold Manufacturing Documentation provided pursuant this MSA or any applicable PSA solely to the extent necessary to protect the confidential information of its other clients or third parties. The form and style of Batch documents, including, but not limited to, Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of SBL.  Notwithstanding anything to the contrary, SBL SOPs not specific to the Client’s Products may be provided to Client for on-site review and/or through electronic data room if deemed reasonably necessary by both SBL and Client. Such SOPs cannot be removed from the SBL premises, copied, photographed or otherwise replicated.

4.7

Use of Proprietary or Confidential Information. SBL shall not use any SBL or third party (other than Client) proprietary or confidential information, or any proprietary process (whether that of SBL or any third party, but not including any proprietary or confidential information or process provided by Client for such use) in the manufacture of Product without the prior written consent of Client, which may be withheld in its sole discretion.

SECTION 5      -SERVICE DESCRIPTIONS

5.1

Technology Transfer.The Parties shall make their personnel available at the Facility to the extent reasonably necessary to enable their transfer and implementation activities in accordance with the PSA. Client shall transfer to SBL the Reference Standards, Client Technology, Client Materials, and Cell Line to SBL in accordance with the plan, timelines and quantities set forth in the PSA, which

REF: 00038830.0	15.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

materials and technology shall be subject to the limited license set forth below in Sections 11.2 and 11.3. In the event that Client agrees to utilize [*] for Technology Transfer, Client agrees that (a) in the event of any relevant change that affects a Client user’s authorization to use such portal, Client shall promptly notify SBL thereof so that SBL may disable such Client user’s usernames and/or remove or change passwords in order to secure the [*] and (b) Client shall ensure that all of Client’s users have up-to-date antivirus software installed on the computer devices used to access such portal.

5.1.1

As part of the Technology Transfer, Client and SBL will define in the Drug Substance and Drug Product PSAs, the specific in process and release tests to be performed by SBL. Client and SBL will also provide the necessary resources to support the transfer of the specified test methods to SBL, in accordance with the timelines established in the applicable PSA.

5.2

Facility Modification and Equipment.  Except as otherwise specifically provided herein to the contrary, and upon mutual written agreement of the Parties, Client and SBL will agree on what equipment in the Facility is necessary to perform the Services, and, if the Parties deem it necessary, to procure additional equipment beyond that which is in the Facility as of the applicable PSA Effective Date. The Core Team shall determine [*]. Thereafter, if any additional equipment is necessary, such costs shall be dealt with by the Change provisions of this MSA.  Except as provided in this MSA or any applicable PSA, the Facility, Warehouse and all the equipment shall be maintained, tested, validated, calibrated and qualified for their intended use by SBL [*].

5.3	Raw Materials.

5.3.1

Management.  SBL shall procure and maintain a reasonable quantity of the Raw Materials required for the Services in accordance with the MSA and any applicable PSA. [*], the Core Team shall finalize the categorization of the Raw Materials into (i) Critical Raw Materials, (ii) Customized or Dedicated Raw Materials, and (iii) Other Raw Materials, or such other categorizations as are appropriate, and send the categorization to Client for approval as soon as practicable after the Effective Date.  The Parties shall discuss and approve the categorization in accordance with this MSA and any applicable PSA no later than [*] after the receipt of such categorization from SBL. [*]. The list of Raw Materials may be amended from time to time, subject to the Parties’ mutual agreement; [*].  During Technology Transfer, the Core Team shall agree on estimates for Raw Materials anticipated to be consumed in the Manufacture of each Batch.  [*].

5.3.2

Raw Material Strategy. Client and SBL shall agree to strategies regarding Raw Material safety stock and sourcing from qualified vendors, provided that such strategies shall be reasonable under industry standard and given the nature of the particular Raw Material and its use in the Manufacture Process.  Such strategies would be reviewed and agreed in the JSC.  [*].

5.3.3

Raw Material Specifications.  Client and SBL shall agree in writing on the Specifications for the Raw Materials, including without limitation analytical methods, supplier information including supplier site information, and other information concerning the stability, storage, and

REF: 00038830.0	16.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

safety thereof that are required for the Manufacturing of the applicable Product hereunder, as further described in the applicable QAA.

5.3.4

Testing and Evaluation.  SBL or vendors qualified by SBL and approved by Client shall perform all testing and evaluation of the Raw Materials as required by the Specifications for the Raw Materials and the cGMPs, as further described in the applicable QAA, if applicable.

5.3.5

Storage.  SBL shall secure sufficient and suitable cGMP storage for the Raw Materials; provided that such storage requirements shall be consistent with customary standards within SBL’s industry.  SBL shall exercise [*] to preserve and protect the Raw Materials [*], [*]. [*] (to the extent purchased in accordance with such PSA and this MSA, and in reliance on a Purchase Order, Firm Period, or Binding Year) [*].

5.3.6

Service Fee Related to Raw Material.  Critical Raw Materials and Customized or Dedicated Raw Materials [*] as further detailed in the applicable PSA, and charged [*] in accordance with Sections 9.1(ii) and 9.2.2, subject to any Changes in the scope of work.

5.4	Client Materials.

5.4.1

Management.  Client shall provide, either by itself or through its third party supplier, to SBL free of charge, Client Materials in amounts reasonably necessary to carry out the Services as agreed by the Parties in the applicable PSA. SBL shall make [*] to import the Client Materials to the Republic of Korea in a timely manner, provided that Client provides reasonable assistance. [*] Delivery conditions for the Client Materials shall be [*] (INCOTERMS 2010), provided further that the title to such Client Materials shall remain at all times with the Client.  [*]. During Technology Transfer, the Core Team shall agree on estimates for Client Material anticipated to be consumed in the Manufacture of each Batch.  [*].  Both Parties shall agree to joint strategies regarding Client Material safety stock and sourcing from qualified vendors, provided that the strategies shall be reasonable under the industry standard and given the nature of the particular Client Material and its use in the Manufacture Process.  [*]. [*].

5.4.2

Client Materials Specifications.  Client shall provide SBL with the Specifications for the Client Materials, including without limitation analytical methods, supplier information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as further described in the applicable QAA.

5.4.3

Testing and Evaluation.  SBL shall start to perform testing of the Client Materials in accordance with the applicable QAA and/or Client’s instructions prior to the performance of the Manufacturing hereunder, in order to determine whether such Client Materials meet the Specifications described in the applicable QAA (if applicable) within [*].  SBL shall inform Client in writing of (a) [*] and (b) [*]: (i) within [*] after SBL’s receipt of the Client Materials or (ii) if release testing of Client Materials is not performed until it is needed for Manufacture, within [*] after such release testing is completed; or (iii) as otherwise agreed in writing between

REF: 00038830.0	17.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

the Parties, provided that SBL shall conduct any testing in a time sufficient to address the procurement of replacement Client Materials, in the event replacement Client Materials need to be delivered to SBL, Client shall timely deliver (or have delivered) the replacement Client Materials to SBL’s Facility, and SBL shall use best efforts to timely test such Client Materials so as to enable their use in the applicable manufacturing runs. If, prior to performing any Services on the Client Materials, SBL determines that such Client Materials are defective or damaged, SBL shall not perform the affected Service on such Client Materials; rather, SBL shall consult with Client to determine whether the Client Materials are in fact defective, and if so, SBL shall follow Client’s written instructions regarding disposal or return of such Client Materials to Client, [*].  [*].  SBL shall perform the Service [*] after receiving replacement Client Materials.

5.4.4

Storage.  SBL shall secure sufficient and suitable cGMP storage for the Client Materials; provided that such storage requirements shall be consistent with customary standards within SBL’s industry.  SBL shall exercise industry standard care and [*].

5.4.5	Handling Fee Related to Client Material. Handling fees relating to the Client Material will be charged to Client in accordance with Sections 9.1(iii) and 9.2.3.

5.5

Forecasts.  For each Commercial Product, the Parties shall determine a mutually agreeable mechanism for forecasting quantities to be ordered, which shall be detailed in writing and incorporated into the applicable PSA.  For Clinical Product, the Parties shall agree upon the number and schedule of Batches to be Manufactured by SBL in the applicable PSA. The Firm Period within each such forecast (which is binding on both Parties) will be set forth in the applicable PSA. In the event SBL is not able to utilize any capacity reserved to Manufacture Product [*].

5.5.1	Upon such notification, then the Parties will meet promptly at the JSC and to discuss in good faith potential options for resolution including, without limitation [*].

5.5.2	[*]:
(a)	[*].
(b)	[*].
(c)	[*].
(d)	[*].
(e)	[*].
(f)	[*].
(g)	[*].

5.6

Purchase Orders.  For each Clinical Product or Commercial Product, Client shall notify SBL in a binding purchase order specifying a specific amount of Product to be Manufactured (a “Purchase Order”) in accordance with a procedure to be agreed upon in the applicable PSA. The terms and conditions of this MSA shall control over any conflicting terms and conditions stated in any Purchase Order, acceptance or other communication or documents submitted or issued relating to this MSA.

REF: 00038830.0	18.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

Any other document that conflicts with the terms and conditions of this MSA is hereby expressly rejected (unless the Parties mutually agree to the contrary in writing with respect to a particular instance).

5.7

Product Purchase Commitment.  As further set forth in the applicable PSA, during the Term the Parties may agree that Client will purchase a minimum quantity of Batches of a certain Product in a given year on a [*] basis (a “Product Purchase Commitment”).

5.8	Non-Conforming Product.

5.8.1

If, (a) during Manufacture of a Batch and prior to Acceptance, the QA unit specified in the QAA determines that a Batch is Non-Conforming Product, or any Product is determined by either Party to be Non-Conforming Product, SBL shall propose the earliest possible date or dates for the replacement Manufacture of the Batch, [*], if the Parties agree in writing on a date, Manufacture a replacement Batch and deliver to Client the quantity of the Product equivalent to the quantity of Non-Conforming Product that was to be delivered in the original Batch. Before SBL schedules Manufacture of a replacement Batch, the Parties shall confirm that SBL has, or will have, adequate Client Materials to Manufacture such replacement Batch. Except in the event of [*], the remedies contained in Section 5.8 of this MSA shall be [*] of Client regarding a Non-Conforming Product (provided that Client shall retain its rights to indemnification under Section 13) and any Non-Conforming Product from an individual Batch shall [*].

5.8.2

If the Product produced in a Batch is Non-Conforming, the Parties shall conduct a root cause analysis and impact assessment of the non-conformance under the terms of the QAA. If the Quality units of the Parties do not agree on the root cause or impact assessment, then the Heads of Quality from both Parties, in consultation with the JSC, shall discuss, and if the disagreement is not resolved, the Heads of Quality shall determine that the Parties shall retain a mutually agreed upon independent expert or laboratory to (a) conduct the necessary investigative testing in accordance with regulatory authority expectations and/or (b) perform a root cause analysis/product impact assessment prior to the final completion of the relevant non-conformance investigation report. The costs of the independent expert [*]. The Quality units from both Parties will be required to review and approve the final non-conformance investigation report.

5.8.3

This Section 5.8.3 sets forth responsibility between the Parties for the following costs in the event of a Non-Conforming Product: (1) the [*]; (2) SBL’s costs to [*] plus applicable SBL [*]; (3) the [*]; and (4) [*] which amount is to be calculated based on the [*] as supported by reasonable documentary evidence [*]. SBL shall be responsible for the foregoing costs to the extent the Non-Conforming Product [*]. In the event of Non-Conforming Product and the payment for the Batch has already been made, SBL shall, [*] (i) replace the batch as provided for in Section 5.8.1, or (ii) where SBL is [*].To the extent the Non-Conforming Product is caused by Client’s breach of its obligations under the MSA or applicable PSA, [*]. To the extent no root cause of the Non-Conforming Product is identified, [*]. [*].

REF: 00038830.0	19.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

5.8.4

In the event that any of the foregoing procedures results in a Batch being delivered in a different year than the year in which the original Batch was ordered for delivery by Client, the Service Fee for such replacement Batch shall be the Service Fee in effect in the Year in which such replacement Batch is actually delivered by SBL.

5.8.5

If during Manufacture of a Batch and prior to SBL’s Release, the Core Team determines that all of a Batch is Non-Conforming Product (“Batch Failure”), all terms and conditions including remedies in Sections 5.8.1 to 5.8.3 shall apply to the Batch Failure mutatis mutandis.

5.8.6	In the case of an anticipated [*], SBL shall promptly inform Client in writing and provide Client with a reasonably detailed [*].

5.8.7

In any Commercial PSA, the Parties shall agree to a definition of [*]. In the case of an [*], SBL and Client shall meet and work together reasonably and in good faith to seek a prompt and commercially reasonable solution [*]. SBL shall use [*].  [*].

5.9	Storage, Packaging and Delivery.

5.9.1

Service Deliverables other than Products.  Storage, packaging and delivery of the Service deliverables other than Products Manufactured, and the Products Manufactured hereunder, shall be made in accordance with the terms of this MSA, applicable PSA, applicable QAA and the Applicable Laws.

5.9.2	Products.

(a)	Release by SBL and Acceptance by Client.

(i)

SBL shall perform all testing in accordance with the Specifications for SBL’s Release of the Product, and will, upon completion of the Manufacturing Process for any Batch: (1) as soon as reasonably possible, and in any case [*] as defined in the QAA, timely prepare, in accordance with the shipping details received from Client, the samples to be delivered to Client or its designated contract service provider to conduct testing specified in the PSA, and (2) within [*], will conduct SBLs Release Testing, review the Batch Records, and otherwise complete SBL’s Release for the Product in accordance with the terms of the applicable QAA.  For clarity, Client shall be responsible for the delivery and logistics of the samples of the Product and notify SBL in a timely manner of the shipping details.  Concurrent with such SBL’s Release, SBL shall deliver to Client a copy of the Manufacturing Documentation supporting SBL’s Release of the Product for each Batch, [*] (“Batch Related

REF: 00038830.0	20.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

Documents”), including a Certificate of Analysis, in accordance with the applicable requirements of the QAA. [*].

(ii)

Acceptance of Product. Subject to (a) [*] and (b) [*], as set forth herein or in the PSA and/or the QAA, Client will complete the Acceptance Procedure and determine the acceptability of such Product in accordance with the applicable QAA within [*] following SBL’s Release except [*], and for (3) as mutually agreed by the Parties. As part of the Acceptance Procedures, Client will notify SBL of any issues, including questions, clarifications or corrections needed to the Batch Related Documents, and SBL shall promptly provide responses, and will work with Client to ensure that Batches are released in a timely manner. [*]. [*]. Upon completion of the Acceptance, Client will promptly notify SBL.  Upon Client’s Acceptance, SBL will have [*].  Subject to [*], if Client does not reject such Product within the periods described above, such Product will be deemed to have been Accepted by Client and SBL will have [*], and Client’s right to indemnification under Section 13.

(iii)

Latent Defect.After Client’s Acceptance of the Product, if Client finds any defects of the Product which could not have been reasonably discovered [*] (“Latent Defect”), Client shall promptly give written notice of such claim to SBL within [*]. [*].  Notwithstanding anything to the contrary, such claim for Latent Defect must be made within [*].

(b)

Delivery. The Product Manufactured hereunder shall be delivered to Client or its designee [*] (INCOTERMS 2010), unless otherwise agreed to in the applicable PSA.  The title to Product hereunder shall be transferred from SBL to Client when the Product is delivered consistent with [*]. The Parties further agree as follows:

(i)	After SBL’s Release of the Product and [*], SBL shall propose to Client a delivery schedule of the Product, in order for the Parties to agree on it in writing in advance [*]. [*];

(ii)

SBL shall not deliver the Product until it has been instructed to do so by Client in accordance with the applicable QAA.  Client shall confirm specific delivery instructions with SBL prior to SBL’s Release of such Product.  Upon SBL’s Release of such Product, SBL shall store the Product as described in Section 5.9.2(c) and Client shall compensate SBL for storage costs for the Product as set forth in the applicable PSA;

REF: 00038830.0	21.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

(iii)

SBL shall provide Client with invoice, packing lists, and supporting export documents as specified by Client by separate delivery and shipment documentation instructions, together with each shipment of the Product (or such other deliverables); and

(iv)

In cooperation with Client and subject to the delivery schedule agreed by the Parties, SBL shall adhere to the first-expire-first-out (FEFO) principle in shipping all released Product, unless otherwise agreed upon by the Parties.

(c)	Storage, Packaging and Shipping Container.

(i)	Pursuant to the terms of this MSA and any applicable PSA, SBL shall store the Products Manufactured hereunder under appropriate conditions as specified in the applicable PSA and QAA.

(ii)

SBL shall store, package, label and prepare shipment of the Product according to the Specifications for such Product, the applicable QAA and the SOPs, and using storage and/or shipping containers determined in the applicable PSA.

(iii)	[*], subject to the availability of space and storage conditions, SBL shall store the Product under the terms and storage conditions specified in the applicable PSA/QAA, and [*]. [*].

SECTION 6      CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT

6.1

Approval for Change.  SBL shall not make any change to the Manufacturing Process, the Services, or the Specifications (a “Change”), without the prior written consent of Client in accordance with the applicable QAA.

6.2

Changes Required by cGMP, Regulatory Authorities or Requested by Client. Except as otherwise expressly set forth to the contrary in the applicable QAA, in the event that cGMP, a Regulatory Authority, Applicable Laws, or any other regulatory or legal authority requires, or Client requests in writing, a Change, SBL shall accommodate such requirements or requests, subject to the following:

(a)

Client shall promptly notify SBL in writing of the required and/or requested Change(s), and provide information necessary for SBL to evaluate the effect of such Change(s), and SBL shall promptly advise Client in writing as to any applicable (i) additional equipment required, modifications to the Facility or equipment, and/or additional equipment and the Facility qualification and validation requirements; (ii) Manufacturing Process development, transfer, scale-up, testing, qualification, or validation requirements; (iii) regulatory requirements pursuant to such Changes; (iv)

REF: 00038830.0	22.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

changes to the Manufacturing scheduling and/or Product delivery schedule; and (v) other impacts on the Facility or SBL’s ability to manufacture products (including the Products) in the Facility, if any, which may result from such Change(s). The notification and formal approval procedure of such Changes shall be in accordance with the applicable QAA (i.e., change control procedures) (if applicable).  The Parties shall meet in a timely manner to identify and discuss such Changes as appropriate;

(b)

Prior to implementation of any such Change(s), SBL shall provide Client with an estimated plan and budget of the reasonable and necessary costs that would be incurred by SBL as a result of the implementation of any such Change(s), including, but not limited to for (i) process and analytical development; (ii) equipment and/or the Facility modifications, qualification, validation, maintenance, and decommissioning/disposal; (iii) process and analytical validation; (iv) document revisions or changes, and any Facility, equipment, and system modifications or changes; (v) additional stability testing; and (vi) preparing submissions to Regulatory Authorities (collectively, the “Implementation Plan and Budget”).  Following review and written approval by Client of such Implementation Plan and Budget, and subject to the Core Team’s approval and agreement followed by the Parties’ written agreement, SBL shall commence implementation of such Change(s);

(c)

During any such implementation, SBL shall provide Client with regular updates on the progress of implementation. Subject to any timeframe imposed by Applicable Law, SBL shall exercise [*] to implement the Change according to the Implementation Plan and Budget’s target completion date.  SBL shall provide written notice to Client if SBL becomes aware of any cause which may create delay with the implementation of such Change(s).  Following any such notice, both Parties shall discuss an amendment of Implementation Plan and Budget; and

(d)

Upon the approval of the Implementation Plan and Budget for particular Change(s), both Parties shall negotiate in good faith to determine the reasonable allocation between the Parties of the costs incurred by SBL for the implementation of any such Change(s), in accordance with the Implementation Plan and Budget and the following principles:

(i)	[*];

(ii)	[*]; and

(iii)	[*].

REF: 00038830.0	23.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

SECTION 7      REGULATORY APPROVALS AND INSPECTIONS.

7.1

Regulatory Approvals. SBL shall provide reasonable assistance and cooperation in order for Client to obtain and maintain the Regulatory Approvals. The costs and fees associated with such assistance and cooperation, to the extent not detailed in the MSA or applicable PSA shall be mutually agreed in writing between the Parties.  As specified in the applicable PSA, the Parties shall agree on which Regulatory Approvals are to be obtained.

7.2

Regulatory Approvals for the Facility.  SBL shall obtain and maintain all Regulatory Approvals that are required to Manufacture and ship the Product at the Facility and perform the Services. For clarity, as between the Parties, Client shall obtain and hold all clinical trial applications and marketing approvals (and applications therefor) for the Product.

7.3

Regulatory Inspections.  SBL shall facilitate on-site inspections of the Facility conducted by Regulatory Authorities.  SBL shall notify Client according to the applicable QAA provisions of any contacts or inquiries by the Regulatory Authorities, including inspections, Pre-Approval Inspections, sample requests, and written correspondence and its result, related to the Product, as further defined in the applicable QAA. [*].

SECTION 8      QUALITY COMPLIANCE

8.1

Quality Agreement.  Both Parties shall adhere to the provisions of the applicable QAA and the Parties agree that all elements of quality assurance, quality control and the like shall be governed by the terms and conditions of the applicable QAA.  In the event of a conflict between the MSA and the applicable QAA, the MSA shall prevail over those of the applicable QAA with the exception of Product quality-related matters, cGMP and related regulatory requirements in which case, the terms of the applicable QAA shall prevail.  The QAA for any Product is incorporated herein, and any material breach of the QAA may constitute a breach of this MSA

8.2

Audit.  Upon Client’s request, [*], SBL shall accept an audit of the Facility and, if necessary, the Warehouse, by Client or its designee and shall allow Client or its designee to inspect the Manufacture of the Product during provision of the Services and related records and documentation, and provide Client or its designee access to relevant personnel, solely to ascertain compliance by SBL with the terms of this MSA or any applicable PSA or QAA, provided, however, that in the event Client uses a designee, SBL shall not unreasonably withhold consent, provided, that SBL may reasonably withhold consent for a designee [*], and execute a separate confidentiality agreement with such designee and SBL as may be appropriate in the circumstances. [*]. [*].  Client will provide SBL with written notice [*] prior to any audit, and the Parties shall decide on a mutually agreeable date, duration, visitor list, and agenda prior to the audit. Notwithstanding the foregoing, if the audit is required for cause [*], the foregoing sentence shall not apply [*]. While at the Facility, all such Client personnel shall have reasonable access to all areas as are relevant to SBL’s performance of the Services hereunder, provided that SBL may reasonably restrict Client personnel’s access to the Facility as it deems necessary and visitors pursuant to this Section shall comply with all applicable

REF: 00038830.0	24.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

SBL policies and procedures including but not limited to safety and cGMP, and shall be bound by confidentiality obligations consistent with Section 10.
8.3

[*].  For a Commercial Product or a [*], either Party shall notify the other Party as soon as practicably possible if any Commercial Product or a [*] is the subject of a potential, threatened or actual recall or withdrawal (a “Recall” or “Withdrawal”) which may be attributable to any Service or Manufacture by or on behalf of SBL hereunder.  Client shall be responsible for conducting all Recalls/Withdrawals and shall make all decisions regarding, and in all events shall have sole authority for, conducting any Recalls, Withdrawals or corrections with respect to the Product and SBL shall at all times exercise [*] to provide its assistance and cooperation to Client in conducting such Recalls/Withdrawals to the extent the Recall/Withdrawal arises out of SBL’s Manufacture of Product. Details regarding the roles and responsibilities of the Parties in regard to Recalls/Withdrawals are set forth in the applicable QAA. If such Recall/Withdrawal results solely from SBL Assignable Error, SBL shall be responsible for [*]. [*].

8.4

For the purpose of this Section, Recall/Withdrawal expenses shall not include [*] (which shall be addressed pursuant to the provisions regarding replacement or refunding of costs in Section 8.3) [*].  If SBL and Client cannot agree which Party is at fault or whether a Recall/Withdrawal was reasonably beyond the control of the Parties, then an independent third party technical expert of international repute, acceptable to both Parties, shall be designated to make such determination.  [*].

8.5

Person-in Plant.  During the term of this MSA, for any PSA, Client shall have the right to have experienced (i) technical, and (ii) quality personnel of Client, who may be employees, contractors, or agents (each, a “PIP”) as the Parties may reasonably determine necessary to be present at the Facility during any Manufacture and SBL’s Release under this MSA, to the extent set forth below, for the purpose of observing Manufacturing and SBL’s Release of the Product, participating in reviews, acting as liaison between Client and SBL with respect to Manufacturing Process related issues and performing such other actions set forth in the QAA. Client understands only [*] PIPs at any one time are allowed entry [*].  During Technology Transfer, Client shall have a right to have up to [*] people present at the Facility to facilitate the Technology Transfer process. Such PIPs shall be entitled to make decisions on quality and/or technical matters related to the Product. Client shall provide SBL reasonable notice of the timing and scope of the visits which shall, except in exceptional circumstances, be provided at least [*] prior to each visit in order to provide adequate time to schedule the required activities and resources, provided, that Client shall have the right to have such PIP present during any and all Manufacturing and/or release Services provided hereunder by SBL. SBL shall ensure that the PIP at the Facility is kept informed of the relevant issues which may affect the Product quality and will use the PIP to coordinate the performance of activities with respect thereto that are the responsibility of Client.  [*]. Client shall bear its own costs with respect to the PIP’s presence at the Facility, flight expenses, transportations, hotel accommodations, meals etc. While at the Facility, all such Client personnel shall have reasonable access to all areas as are relevant to SBL’s performance of the Services hereunder, provided that SBL may reasonably restrict Client personnel’s access to the Facility as it deems necessary to safeguard the information of third parties, and all such Client personnel shall agree to and comply with confidentiality obligations to third

REF: 00038830.0	25.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

parties, SBL policies and procedures related to safety, confidentiality, and cGMP, and all instructions of SBL employees at the Facility. Client shall remain responsible at all times for the compliance with the terms of this MSA and PSA by its employees and personnel.

8.6	[*].

SECTION 9      CONSIDERATION AND PAYMENT TERMS

9.1

Consideration.In consideration for SBL’s performing the Services and other obligations undertaken by SBL pursuant to this MSA or a PSA, Client shall pay SBL (i) amounts as set forth in the applicable PSA (the “Service Fee”); [*].

9.2	Invoices.

9.2.1

Service Fee of the Project Stages and Batches.  Batches of Product shall be invoiced upon SBL’s Release of a Batch of Product. Otherwise, Service Fees shall be invoiced according to the invoicing plan set forth in the applicable PSA. SBL’s invoices pursuant to this MSA shall be electronic, unless otherwise agreed by the Parties in writing.

9.2.2

Raw Materials.  With respect to the Raw Materials, [*].  The Parties shall collaborate in the selection of the vendors of the Raw Materials. All such vendors shall be approved in writing by Client before supplying SBL with Raw Materials for Product.

9.2.3

Client Materials.  With respect to the Client Materials, which shall be supplied by Client to SBL [*] during SBL’s performance the Services [*], SBL shall submit an invoice to Client in an amount as set forth in Section 9.1 upon SBL’s completion of such the applicable stage of the Services or upon SBL’s Release of a Batch of Product, as applicable.

9.3	Payment.

9.3.1

Mode of Payment; Foreign Exchange.  All payments to SBL due under the MSA or any applicable PSA shall be made in USD $ within [*] from the receipt of SBL’s [*] invoice in USD $ by means of telegraphic transfer to the account with the bank designated by SBL in the foregoing invoice, provided however that payment for Manufactured Batches shall be made in accordance with Section 5.9.2(a)(i) and 5.9.2(ii). For the purpose of computing payment amounts incurred by SBL in a currency other than USD $, such currency shall be converted into USD $ using the basic exchange rate published by Bank of Korea (or its successor institution) on its website “http://ecos.bok.or.kr/” (or any other website that may be used by the Bank of Korea or its successor institution for publication of currency exchange rates) at the opening of business on such invoice date.  [*].

9.3.2	Taxes. All prices and charges are exclusive of any applicable taxes, levies, imposts, duties and fees of whatever nature imposed by any law or regulations in any country in respect of the

REF: 00038830.0	26.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

Services, importation or exportation of Raw Materials, Client Materials, Batches, and Product, which shall be paid by Client.  For the avoidance of doubt, the foregoing shall not include any taxes imposed on the income or profit of SBL and any withholding tax lawfully levied on any payment to be made by Client to SBL, each of which shall be solely borne by SBL.  Client shall pay or reimburse SBL (to the extent actually incurred and paid by SBL) for all customs duties and taxes in connection with the purchase, sale, importation or exportation of any Raw Materials, Client Materials, Batches, or Product or the provision of Services, except to the extent such customs duties and taxes are recoverable by or refundable to SBL. SBL agrees to assist Client in claiming exemption under double taxation or similar agreement or treaty from time to time in force to obtain a refund of any customs duties, value added taxes, and other taxes payable by SBL.

9.3.3

Price Adjustments.  The Service Fees as set forth in the applicable PSA shall be adjusted annually on January 1 of each year during the Term, effective immediately, by [*]. The relevant date for price adjustment under this Section shall be the issue date of SBL’s invoice.

9.3.4

Default Interest. [*].  In the event there is an undisputed amount which is invoiced by SBL but not paid by Client for [*], such event shall be considered a material breach of the relevant PSA, subject to Section 15.2.1.

SECTION 10      CONFIDENTIALITY

10.1

Confidential Information. The Disclosing Party shall use reasonable efforts to indicate Confidential Information it discloses in writing, in electric file or format or in other tangible manner is confidential and, with respect to its Confidential Information disclosed orally, visually or in other intangible manner, to reduce it in writing or in electric file or format, identified as confidential and delivered to another Party within [*] after such oral or visual disclosure: provided, however, that, in each case of the foregoing, a failure to do so shall not constitute a breach of this MSA nor shall deny, negate or destroy the confidential nature thereof, and no such failure shall relieve the Receiving Party of its obligations hereunder with respect to such Confidential Information. For clarity, information that Receiving Party knows or has reason to know is confidential, trade secret or proprietary information of the Disclosing Party at the time of disclosure shall be deemed to be the Confidential Information of the Disclosing Party.  Furthermore, the existence and terms of the MSA shall be deemed to be the Confidential Information of both Parties.

Notwithstanding the foregoing, Confidential Information shall not include the information, which the Receiving Party can evidence by written records:

(a)	was at the time of disclosure by the Disclosing Party or generation hereunder publicly known or available;
(b)	after disclosure by the Disclosing Party or generation hereunder, became publicly known or available by publication or otherwise, other than by an authorized act or omission by the Receiving Party;

REF: 00038830.0	27.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

(c)	was in the possession of the Receiving Party without confidentiality restriction at the time of the disclosure by the Disclosing Party or generation hereunder;
(d)	was lawfully received from any third party having the lawful right to make such disclosure, without obligation of confidentiality; or
(e)

was independently developed by or on behalf of the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information, as demonstrated by records contemporaneous with such development.

10.2

Confidentiality.The Receiving Party recognizes the proprietary and confidential nature of the Disclosing Party’s Confidential Information and agrees that no right, title, ownership, license, or interest of any character in the Disclosing Party’s Confidential Information other than as specifically granted herein, is conveyed or transferred to the Receiving Party.  Each Receiving Party further agrees to maintain the Disclosing Party’s Confidential Information in confidence, not to disclose or divulge the Disclosing Party’s Confidential Information, in whole or in part, to any third party, and not to use the Disclosing Party’s Confidential Information for any purpose other than performance of its obligations and exercise of its rights under this MSA and applicable PSA or QAA. Each Receiving Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential or proprietary information of like importance, but in any event no less than reasonable care.  The Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to its and those of its Affiliates’ directors, officers, employees, consultants and agents (“Representatives”) who have a need to know the Disclosing Party’s Confidential Information for performance of the Services and implementation of this MSA and applicable PSA or QAA, provided that, the Receiving Party shall undertake procedures to ensure that each of its Representatives to whom the Disclosing Party’s Confidential Information is disclosed (i) understands the confidential nature of the Disclosing Party’s Confidential Information and (ii) that he or she is bound by obligations at least as restrictive as those contained herein with respect to the Disclosing Party’s Confidential Information.  The Receiving Party shall remain directly responsible for any failure by any of its Representatives to comply with this Section 10. SBL agrees not to reverse engineer any Confidential Information or Product of Client.

10.3

Authorized Disclosures.  The Receiving Party may disclose the Disclosing Party’s Confidential Information in the event that (a) the Disclosing Party’s Confidential Information is reasonably required to obtain or maintain any Regulatory Approvals for the Products in any or all jurisdictions or (b) the Disclosing Party needs to disclose such Confidential Information to comply with Applicable Laws; provided that such Receiving Party shall give the Disclosing Party prior written notice of such requirement (to the extent permitted by Applicable Laws), shall exercise its Commercially Reasonable Efforts to limit disclosure of the Disclosing Party’s Confidential Information to that which is necessary for compliance and shall otherwise maintain the confidentiality of the Confidential Information.

10.4	Survival of Confidentiality Obligations. The obligations of the Receiving Party under this Section 10 shall survive for a period of [*] of this MSA, except that such obligations with respect to any

REF: 00038830.0	28.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

Confidential Information that is a trade secret will survive for so long as such information remains a trade secret.

10.5

Return of the Confidential Information. All written, printed or other tangible Confidential Information of the Disclosing Party, and all copies thereof shall be returned to the Disclosing Party by the Receiving Party (or destroyed at the Receiving Party’s election, with such destruction certified in writing by an officer of the Disclosing Party) within [*] from the written request by the Disclosing Party.  All Confidential Information disclosed electronically shall be completely deleted and destroyed by the Receiving Party within [*] from the receipt of the Disclosing Party’s written request. Notwithstanding the foregoing, (i) digital backup files automatically generated by the Receiving Party’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with the Receiving Party’s retention policy, and (ii) a single copy of the Confidential Information may be retained in the secured files of the Receiving Party for the sole purpose of determining the scope of obligations incurred by it under this MSA provided that the Receiving Party shall keep such Confidential Information in confidence, which Confidential Information shall remain subject to this Section 10.

SECTION 11      OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY; [*]

11.1

Reference Standard, Client Technology, Client Materials, Cell Line, and Product. SBL hereby understands and agrees that all rights to, titles of and interests in the Reference Standards, Client Technology, Client Materials, Product that has been Accepted, and Cell Line belong exclusively to Client, unless otherwise provided herein.

11.2

Background Intellectual Property.  It is acknowledged that each Party owns or controls Background IP.  Any Intellectual Property relating to the Reference Standards, Client Technology, Client Materials, Cell Line, and Product owned and/or controlled by Client as of the date of provision of such Reference Standards, Client Technology, Client Materials, Cell Line and Product by Client to SBL pursuant to Section 5.1, shall be deemed to be included in the Background IP of Client. Client hereby grants SBL a royalty-free, non-transferable, revocable, non-sublicensable, fully-paid-up right and license to use such Intellectual Property relating to such Reference Standards and Client Background IP during the Term for the sole purposes of Manufacturing of the Product or Services in accordance with this MSA and the applicable PSA. SBL shall not use any of the foregoing outside the scope of such limited license granted by Client to SBL.

11.3

Inventions.  Any Intellectual Property arising out of or resulting from the Services performed under this MSA and any PSA, including but not limited to those contained in the Manufacturing Documentation, shall be hereinafter collectively called an “Invention”.

11.3.1

Client Invention. Any Invention that [*] shall be a “Client Invention”. SBL hereby assigns, and shall cause to be assigned, to Client all right, title and interest in and to all Client Inventions.  SBL shall notify Client of such Client Invention(s) in writing immediately after SBL, the Project Management Team Leader, respective project personnel, SBL’s or its

REF: 00038830.0	29.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

Affiliate’s or its Affiliate’s employees or officers or other applicable third parties working for SBL hereunder makes, conceives or reduces to practice such Client Invention, and shall take all necessary measures so that Client would [*] Client Invention.  Client may use any Client Invention for any purpose, including filing patent application and SBL shall provide reasonable cooperation to Client [*]. Client hereby grants SBL a royalty-free, non-transferable, revocable, non-sublicensable, fully-paid-up right and license to use any Client Inventions or other Intellectual Property generated under this MSA for the sole purposes of Manufacturing of the Product or Services in accordance with this MSA and the applicable PSA.

11.3.2

SBL Invention.  Any Invention that is [*] (an “SBL Invention”) shall be the sole property of SBL, and shall not be deemed to be Client Invention for the purposes of the MSA; provided, however, that SBL hereby grants to Client a worldwide, irrevocable, [*], royalty-free and fully-paid-up right and license under such Background IP of SBL and the SBL Invention to make, use, sell, offer to sell, export and import and otherwise exploit the Product(s), to the extent such SBL Background IP or SBL Invention is incorporated into the Product(s) or its manufacture.

11.4	[*].

SECTION 12      WARRANTIES.

12.1

The Parties’ General Warranties.  Each Party warrants and represents that: (i) it has the corporate power and authority to enter into this MSA and has taken all necessary action on its part required to authorize the execution, delivery and performance of this MSA; (ii) it is aware of no legal, contractual or other restriction, limitation or condition that might adversely affect its ability to enter into this MSA and perform its obligations hereunder; (iii) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (iv) this MSA (a) has been duly executed and delivered by a duly authorized representative of it, and (b) is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (v) the execution, delivery and performance of this MSA by it does not and will not (a) violate any Applicable Laws applicable to it, or (b) violate or conflict with any provision of its Articles of Incorporation or By-laws or other organizational documents.

12.2

Client’s Warranties. Client represents and warrants to SBL that as of the Effective Date and during the Term: (a) Client will comply with all Applicable Laws in connection with its performance under this MSA and applicable PSA, and that it will keep SBL informed of any information known to Client which would affect SBL’s provision of the Services hereunder; (b) to the best of its knowledge, all Reference Standard, Client Technology, Client Materials, and Cell Line provided to SBL by or on behalf of Client will be suitable for the Manufacture of the Product; (c) to the best of its knowledge, as of the Effective Date of this MSA, SBL’s use of the Client Materials, Manufacturing Process, and Client Technology for the purpose of the Services and in accordance with this MSA and the applicable PSA will not infringe any third party’s Intellectual Property rights.

REF: 00038830.0	30.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

12.3	SBL’s Warranties. SBL represents and warrants that:
12.3.1

As of the Effective Date and during the Term, (i) SBL is the lawful owner, lessee, operator, or licensee of the Facility, and the equipment and machinery therein, (ii) SBL possesses all permissions and approvals required to enable SBL to perform its obligations under this MSA and the applicable PSA, and (ii) to the best of SBL’s knowledge, none of the SBL Inventions or SBL Background IP infringes any third party Intellectual Property Right.

12.3.2

All Product Batches, at the time of delivery to Client’s designated carrier, shall (a) conform to the Specifications [*]; (b) be Manufactured, packaged, handled and stored in compliance with the requirements of cGMP [*] and all Applicable Laws; (c) comply with the Standard Operating Procedures; (d) be Manufactured in compliance with this MSA and the applicable PSA and QAA; and (e) be transferred free and clear of any liens, claims or encumbrances of any kind.

12.3.3

Neither SBL nor any SBL employee who performs the Manufacturing Services under the MSA or applicable PSA is listed on the FDA Debarment List (Drug Product Applications) (link: https://www.fda.gov/inspections-compliance-enforcement-and-criminal-investigations/compliance-actions-and-activities/fda-debarment-list-drug-product-applications, which link may be updated from time to time) pursuant to 21 U.S.C. § 335a (“Debarred”), and, to SBL’s knowledge, neither SBL nor any such SBL employee subject to any investigation that could result in SBL or such person becoming Debarred. SBL agrees to notify Client in writing immediately if (i) SBL or any employee, contractor or agent who is performing any work under this MSA or any PSA is Debarred, or (ii) SBL confirms that debarment investigations on SBL or any employee, contractor or agent performing any work under this MSA or PSA could reasonably result in such person becoming Debarred, and promptly remove such employee from performing the Services.

12.4

No Other Warranties.THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 12 ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (ARISING BY OPERATION OF LAW OR OTHERWISE), INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN.

SECTION 13      INDEMNIFICATION

13.1

Indemnification by SBL.  SBL shall defend, indemnify and hold harmless Client, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude Client Affiliates) claims to the extent such Damages arise out of or in connection with any claims, demands, or actions based upon (i) [*] Services under this MSA or the applicable PSA; (ii) a breach of SBL’s warranties under Section 12; or (iii) any claims alleging that the Services (excluding use of Client’s Background IP) infringe any Intellectual Property rights of a third party; except in each case to the extent that such Damages are caused by the causes as set

REF: 00038830.0	31.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

forth in Section 13.2 for which Client is obliged to indemnify (or would be obligated to indemnify SBL but for the limitations of liability set forth herein or in any PSA, in accordance with the limitations on liability set forth in the PSA).

13.2

Indemnification by Client.  Client shall defend, indemnify and hold harmless SBL, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude SBL Affiliates) claims to the extent such Damages arise out of or in connection with any claims, demands or actions based upon (i) [*] this MSA or the applicable PSA; (ii) a breach of Client’s warranties under Section 12; or (iii) any claim alleging that any specific Client instructions to SBL that constitute an additional manufacturing activity beyond what is provided for in the Master Batch Record or use of Client’s Background IP necessary for SBL’s performance of the Services pursuant to the MSA or any PSA (including but not limited to use of the Client Materials and Client Technology in SBL’s performance of the Services) infringes any third party’s Intellectual Property rights; except in each case to the extent that such Damages are caused by the causes as set forth in Section 13.1 for which SBL is obliged to indemnify Client (or would be obligated to indemnify SBL but for the limitations of liability set forth herein or in any PSA, in accordance with the limitations on liability set forth in the PSA).

13.3

Indemnification Procedure.  The foregoing indemnification by SBL or Client shall be conditioned upon the Party who intends to claim indemnification under Section 13.1 or 13.2 (the “Indemnified Party”) (i) providing written notice to the other Party (“Indemnifying Party”) within twenty (20) calendar days after the Indemnified Party has been given written notice of such third party claim, provided that absence or delay of such prior written notice will not relieve the Indemnifying Party of its obligation to indemnify except to the extent such absence or delay materially prejudices the Indemnifying Party’s ability to defend the third party claim; (ii) permitting the Indemnifying Party, upon timely notice by the Indemnified Party, the opportunity to assume full control and responsibility (at the Indemnifying Party’s cost and expense) for the investigation and defense of any such claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnifying Party shall keep the Indemnified Party informed as to the progress of the defense of any such claim and that the Indemnified Party shall cooperate in such defense and shall make available all records, materials and witness reasonably requested by the Indemnifying Party in connection therewith; and (iii) not settling or compromising any such claim without the Indemnifying Party’s prior written consent, with such consent not to be unreasonably denied, withheld or conditioned.

SECTION 14      DISCLAIMER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY

14.1

Disclaimer of Consequential Damages.  EXCEPT PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 13.1(iii) or 13.2(iii), OR IN [*], NEITHER PARTY WILL BE LIABLE UNDER THIS MSA FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, MULTIPLIED, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT

REF: 00038830.0	32.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES.

14.2	Limitation of Liability. Specific caps on Damages shall be set forth in the applicable PSA.

SECTION 15      TERM AND TERMINATION OF AGREEMENT

15.1

Term. This MSA will become effective as of the Effective Date and will be in effect for as long as a PSA is in effect, unless earlier terminated as set forth in Section 15.2 (the “Term”).  Each PSA will have its own initial term as stated therein and shall [*], unless either Party gives written notice to the other Party of its intention to terminate such PSA [*] prior to the end of the then current PSA term.

Notwithstanding the foregoing, for the [*] Commercial Drug Substance PSA, the Initial Commercial Term shall be [*].

15.2	Termination. This MSA or a PSA may be earlier terminated as set forth in this Section 15.2.

15.2.1

Material Breach. A Party may terminate any MSA or any PSA for a material breach thereof by the other Party, as follows: The non-breaching Party shall give the breaching Party written notice specifying such breach.  If the breaching Party: (a) fails to cure such breach within [*] after receipt of such written notice; or (b) cannot cure such material breach within the said [*] period, then fails to commence to cure such material breach within [*] of receiving such written notice and complete such cure within a mutually agreed upon timeline, then the non-breaching Party may terminate this MSA on ten [*] written notice after expiration of such period stated above. This MSA shall terminate if all then-effective PSAs are terminated, and all then-effective PSAs shall terminate if this MSA is terminated.

15.2.2

Insolvency.  This MSA may be terminated by either Party upon written notice at any time during the Term if the other Party: (a) files in any court pursuant to any statute a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party, or of its assets; (b) proposes a written agreement of composition for extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding which is not dismissed within ninety (90) days; or (d) makes an assignment for the benefit of its creditors.  The Party affected shall immediately notify the other Party in writing of the occurrence of any of the foregoing events.

15.2.3

Force Majeure.   Either Party may terminate this MSA or a PSA if a Party is unable to perform its obligations pursuant to this MSA or such PSA in the event of a Force Majeure Event in accordance with Section 17.3.

15.2.4	Other Termination. The Parties may terminate a PSA as set forth in such PSA.

15.3	Effect of Expiration or Termination.

REF: 00038830.0	33.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

15.3.1

Payment of Amounts Due.  Expiration or termination of this MSA or any PSA for any reason shall not exempt a Party from paying to the other Party any amounts owing to such Party at the time of such expiration or termination.

15.3.2

Decommissioning. Upon expiration or termination of a PSA for any reason, SBL shall cease and refrain from performing the Services described in such PSA (including Manufacturing and supplying the Product thereunder) for Client unless otherwise provided in the following Sections 15.3.2(a) to 15.3.2(d), and both Parties shall pursue decommissioning activities as set forth hereunder. [*].

(a)	Fully Manufactured Product.

(i)

If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, upon Client’s written election to SBL, SBL shall (i) deliver already fully Manufactured and Accepted Product to Client in accordance with the terms and conditions of the MSA and applicable PSA or (ii) destroy such Product.  [*].

(ii)

If SBL terminates a PSA pursuant to Section 15.2.1, or 15.2.2, upon Client’s election, SBL shall (i) deliver any then-existing fully Manufactured and properly released Product to Client in accordance with the terms and conditions of the MSA and applicable PSA, or (ii) destroy such Product. [*].

(iii)

If either Party terminates a PSA pursuant to Section 15.2.3, both Parties shall negotiate in good faith a reasonable manner for the handling of the fully Manufactured Product and the allocation of costs and expenses between the Parties.

(iv)	If a PSA expires or is terminated pursuant to Section 15.1, the provisions of (ii) above shall apply.

(b)	Client Materials being used for the Services (Product in Process).

(i)

If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, upon Client’s written election to SBL, SBL shall (i) continue to use the Client Materials being used for the Manufacturing hereunder (for the Product in process) and deliver the fully Manufactured and Accepted Product therefrom to Client in accordance with the terms and conditions of the MSA and applicable PSA, or (ii) deliver to Client or destroy such Product in process.  [*].

(ii)

If SBL terminates a PSA pursuant to Section 15.2.1 or 15.2.2, upon Client’s written election, SBL shall (i) continue to use the Client Materials being used for the Manufacturing hereunder (for the Product in process) and deliver the

REF: 00038830.0	34.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

fully Manufactured and Accepted Product therefrom to Client in accordance with the terms and conditions of the MSA and applicable PSA, or (ii) destroy such Product in process. [*].

(iii)

If either Party terminates a PSA pursuant to Section 15.2.3, both Parties shall negotiate in good faith a reasonable manner for the handling of Product in process the Client Materials being used for the Manufacturing hereunder (for the Product in process) and the allocation of costs and expenses between the Parties.

(iv)	If a PSA expires or is terminated pursuant to Section 15.1, the provisions of (ii) above shall apply.

(c)

Client Materials, Cell Line, and Reference Standards.Upon expiration or termination of a PSA, and upon Client’s written election to SBL, SBL shall deliver to Client and/or destroy all remaining Client Materials (subject to Sections 15.3.2(a) and 15.3.2(b)), all remaining Cell Line vials, Reference Standards and other materials required for Manufacturing.

The costs and expenses for such activities shall be borne by the Parties as follows:

(i)	If Client terminates the PSA pursuant to Section 15.2.1 or 15.2.2, SBL shall deliver or dispose in accordance with Client’s written instructions, [*];

(ii)	[*];

(iii)	If either Party terminates the PSA pursuant to Section 15.2.3, both Parties shall negotiate in good faith a reasonable manner for all such costs and expenses for such activities; and

(iv)	If a PSA expires or is terminated pursuant to Section 15.1, the provisions of (ii) above shall apply.

(d)	Raw Materials.

(i)

If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, upon Client’s written election to SBL, SBL shall, at Client’s election (with respect to any portion of the Raw Materials) deliver the remaining Raw Materials to Client [*], or dispose of them.  [*].

(ii)	If SBL terminates a PSA pursuant to Section 15.2.1 or 15.2.2, SBL will deliver the remaining Raw Materials to Client or dispose of them at Client’s election. [*]. [*].

REF: 00038830.0	35.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

(iii)

If either Party terminates a PSA pursuant to Section 15.2.3, both Parties shall negotiate in good faith a reasonable manner for the handling of the Raw Materials and the allocation of costs and expenses between the Parties.

(iv)	If a PSA expires or is terminated pursuant to Section 15.1, the provisions of (ii) shall apply.

(e)	Outstanding Obligations Regarding Purchase of Product.

(i)	If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, Client shall [*].
(ii)	If SBL terminates a PSA pursuant to Section 15.2.1 or 15.2.2, [*].
(iii)	For all other cases of termination of a PSA, the Parties will discuss in good faith the extent to which Client and SBL will be released from such obligations.
(f)

Survival.  Any termination or expiration of this MSA or any PSA shall not affect any outstanding obligations due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the Parties may have under this MSA or such PSA. For greater certainty, except as otherwise expressly provided, termination or expiration of this MSA, irrespective of the cause, shall not affect any rights or obligations which, from the context thereof, are intended to survive termination or expiration of this MSA, including but not limited to Sections 8.3, 8.4, 8.6, 9, 10, 11 (excluding the license granted to SBL under Section 11.2), 12, 13, 14, 15, 16, and 17.2.

SECTION 16      ARBITRATION

16.1

Informal Discussions.  Except as otherwise provided herein, in the event of any dispute, controversy or claim arising out of or relating to this MSA or any PSA, or the rights or obligations of the Parties hereunder (a “Dispute”), the Parties shall first try to settle their differences amicably between themselves through the Core Team and then, if necessary, through the JSC. Thereafter, if the JSC cannot resolve such Dispute, either Party may initiate informal dispute resolution on the executive level by sending written notice of the Dispute to the other Party, and within [*], appropriate executive officers of the Parties shall meet for attempted resolution by good faith negotiations.  If such representatives are unable to resolve promptly such Dispute within [*], either Party may initiate arbitration proceedings to resolve such Dispute in accordance with the provisions of this Article 16.

16.2

Arbitration.  If the Parties do not fully settle a Dispute pursuant to Section 16.1, and a Party wishes to pursue the matter, each such Dispute shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (“ICC”), and

REF: 00038830.0	36.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

judgment on the arbitration award may be entered in any court having jurisdiction thereof to enforce the arbitration award.  The arbitration shall be conducted by a panel of three persons, each of which shall be experienced in the pharmaceutical biologics manufacturing. Within [*] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [*] of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, United States and all proceedings and communications shall be in English.  The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.  Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may at any time, without waiving any remedy under this MSA, seek from any court having jurisdiction any injunctive or provisional relief to protect the rights or property of that Party pending the arbitration award.  In all cases, any decision or determination by the arbitrators shall comply with Article 14.  The Parties further agree that any payments made pursuant to this MSA or any PSA pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

16.3

Confidentiality.  Except to the extent necessary to confirm or enforce an award or as may be required by law or regulation, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

16.4

Costs and Fees.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators.  Absent the filing of an application to correct or vacate the arbitration award as permitted by Applicable Law, each Party shall fully perform and satisfy the arbitration award within [*].

SECTION 17      MISCELLANEOUS

17.1	Notices. Any notice required or permitted under the MSA shall be in writing with duly authorized signature and made to the following addresses or facsimile numbers:

If to Client:

FibroGen, Inc.

409 Illinois St.

San Francisco, CA 94158 USA

Attention: Vice President of Biologics Manufacturing

With copy to: Chief Legal Officer

If to SBL:

Samsung Biologics Co., Ltd.

[*]

REF: 00038830.0	37.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

Attention: Head of Corporate Business Planning

Facsimile: +82-32-455-3242

With copy to: SBL Legal & Compliance Team

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section 17.1.

Any notice shall be deemed to have been delivered on the date of delivery if delivered personally (of the first business day following such date, if such date is not a business day), or on the next business day of sending if sent by facsimile with receipt confirmed by the recipient, or on the fifth business day of posting if sent by registered or certified mail with return receipt requested and postage prepaid.

17.2

Governing Law.  This MSA shall be construed and interpreted in accordance with the laws of State of New York, United States and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by the MSA.

17.3

Effect of Force Majeure Event.  Except as set forth in this Section 17.3, neither Party (the “Affected Party”) shall be liable to the other Party (the “Non-Affected Party”) for failure or delay to perform its obligation under the MSA or any applicable PSA when such failure or delay is due to riots, storms, fires, explosions, floods, earthquakes, war, embargoes, blockades, insurrections, an act of God or any other cause which is beyond the reasonable control of the Affected Party, including those affected upstream suppliers, that prevents the Affected Party from performing such obligations (“Force Majeure Event”).

Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations under this MSA or any PSA.  If a condition constituting Force Majeure Event [*], the Parties shall negotiate a mutually satisfactory solution to the problem, if practicable, including termination of this MSA and any then-effective PSAs upon [*], or the use of a third party to fulfill the obligations hereunder of the Party invoking Force Majeure Event, [*].

17.4

Assignment.  Neither Party shall assign, in whole or in part, this MSA or any PSA without the prior written consent of the other Party, which may not be unreasonably withheld; provided, however, that without SBL’s prior written consent, Client may assign this MSA and any then-effective PSAs in their entirety to an Affiliate or to a third party in connection with the sale or transfer (by whatever method) of all or substantially all of the business or assets of Client’s business to which this MSA relates.  In such case, such Affiliate or third party shall subscribe in writing to be bound to this MSA and applicable PSAs and Client shall remain liable to SBL, on a joint and several basis, for full performance of the assignee third party’s obligations and covenants under this MSA if such assignee is an Affiliate.  Client shall notify SBL in writing of any such sale or transfer within [*] of such sale. For clarity, in the event that any Party assigns this MSA as permitted under this Section 17.4, it shall

REF: 00038830.0	38.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

be required to contemporaneously assign any and all PSAs which are then in effect together with this MSA.

17.5

No Grant of License.  Nothing in this MSA shall affect, or grant any right to, patents, know-how or other Intellectual Property owned by either Party prior to the commencement of this MSA unless otherwise expressly provided in this MSA.

17.6

Ethical Practices.  SBL and its employees, subcontractors, agents and other representatives have not performed and shall not perform any of the following acts, either directly or through a third party, in connection with this MSA:

(a)

give or offer to give, or authorize the giving of, any property, services, payment, money, or anything else of benefit or value to an official, public servant or employee (each, an “Official”) of any governmental authority, state functionary, or instrumentality, or of any public international organization, or of any agency or subdivision thereof, or to any political party or official thereof, or to any candidate for political office (“Governmental, Public or Political Entity”), or

(b)

enter into any other transactions with any Official of a Governmental, Public or Political Entity, in each case, for the purpose of: (i) influencing or inducing any act or decision of the Official of a Governmental, Public or Political Entity in his or her official capacity, including an act or decision to fail to perform such Official’s functions with such Governmental, Public or Political Entity, or use his or her influence with such Governmental, Public or Political Entity to affect or influence any act or decision thereof, or (ii) securing any improper advantage, pursuing any business opportunity or business interests, or obtaining unjust or preferential benefits.

(c)

SBL shall: (i) conduct due diligence to ensure that SBL and its affiliates, employees, subcontractors, agents or other representatives who perform Services hereunder do not improperly give, or offer to give, any Official of a Governmental, Public or Political Entity any property, payment, money, or anything else of benefit or value and comply with the terms of this Section; and (ii) maintain accurate and honest record-keeping and effective internal controls, including records that would reveal, and controls that would prevent, unethical practices to confirm that SBL’s performance of Services conforms to all Applicable Laws.   [*].

(d)	If SBL breaches any of the covenants set forth in this Section: (i) this MSA may be immediately terminated at Client’s sole discretion; [*].

17.7

No Right to Use Names.  Except as expressly provided herein, no right, expressed or implied, is granted by either Party to the other Party under this MSA to use in any manner the name of such Party or any other trade name, trade dress, symbol, logo or trademark of such Party in connection with the performance of this MSA, without the prior written consent of the other Party.  For clarity, Client may identify SBL as providing Manufacturing services for the Products to applicable Regulatory Authorities as required, and to the extent required under U.S. securities or other

REF: 00038830.0	39.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

applicable laws and regulations, and SBL may identify Client to the extent required in its filings with the Korea Stock Exchange, both with prior written notice to the other Party. Notwithstanding anything to the contrary, Client’s name and Product name shall not be included in SBL’s public disclosures required by the Korea Stock Exchange, unless otherwise agreed by the Parties.

17.8

Independent Contractors.  The Parties hereto are independent contractors and nothing contained in the MSA shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

17.9

Integration.  This MSA constitutes the entire agreement between the Parties relating to the subject matter of the MSA and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this MSA, including any conflicting provisions as set forth in the TTA.

17.10

Amendment; Waiver.  Except as otherwise expressly provided herein, no alteration of or modification to this MSA or any PSA shall be effective unless made in writing and executed by an authorized representative of each Party.  No course of dealing or failing of either Party to strictly enforce any term, right or condition of this MSA in any instance shall be construed as a general waiver or relinquishment of such term, right or condition.  The observance of any provision of this MSA may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver, which shall only be effective as to the specific instance set forth in such waiver.

17.11

Severability.  The Parties do not intend to violate any applicable law.  However, if any sentence, paragraph, clause or combination of this MSA is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this MSA shall remain binding, provided that such deletion does not alter the basic purpose and structure of this MSA.

17.12

Construction.  The Parties mutually acknowledge that they have participated in the negotiation and preparation of this MSA.  Ambiguities, if any, in this MSA shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this MSA or authorized the ambiguous provision.

17.13

Interpretation.  The captions and headings to the MSA are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of the MSA.  Unless context otherwise clearly requires, whenever used in the MSA: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to the MSA; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or

REF: 00038830.0	40.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

other political subdivision thereof, or (iii) any supranational body); and (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature.  All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years.  Whenever any matter hereunder requires consent or approval, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

17.14

Counterparts. This MSA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This MSA shall be effective upon full execution by portable document format (pdf), facsimile or original, and a pdf or facsimile signature shall be deemed to be and shall be as effective as an original signature.

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

REF: 00038830.0	41.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed the MSA as of the last date of signature written below.

FIBROGEN, INC.

Signature:	/s/ Michael Martinelli
Name:	Michael Martinelli, Ph.D.
Title:	SVP, Technical Dev, Drug Development
Date:	05 November 2020

SAMSUNG BIOLOGICS CO., LTD.

Signature:	/s/ Tae Han Kim
Name:	Dr. Tae Han Kim
Title:	Representative Director and President
Date:	09 November 2020

REF: 00038830.0	42.	Confidential

/// Fibrogen - Samsung Master Services Agreement (38830.0) 2020

11 05 EXECUTION CLEAN FINAL

[* ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.